Dee Properties, LLC.



Good Buddy's Coffee Express, Inc.
7 Richmond Lane
Blythewood, SC 29016


Dear Mr. Massey:

We have reviewed your business plan and have decided that if you will meet the following requirements we will be able to assist you with the formation of your properties and the growth of Good
Buddy's Coffee Express.

We are presently able to offer you a three year lease agreement starting 6 months after you have opened the first site. We will honor a six month delay in your lease term and will separately negotiate an amount both parties feel appropriate in a share transaction of the company. The lease will be on a property your company finds suitable but will not exceed $35,000 to develop. We look forward to hearing from you if this arrangement will meet your requirements.

Sincerely,




/s/ Phillips Dee
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Phillips Dee
Owner